UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES ACT OF 1934.

Commission File Number:    00 0-27263

                             CYBERFAST SYSTEMS, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

                           7825 Fay Avenue, Suite 200
                           La Jolla, California 92037
                                  858-243-2615
              ----------------------------------------------------
    (Address, including zip code of registrant's principal executive offices)

                         Common Stock, $0.0001 par value
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
               ---------------------------------------------------
              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                  15(d) remain)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [_]             Rule 12h-3(b)(1)(i)        [_]
Rule 12g-4(a)(1)(ii)       [X]             Rule 12g-3(b)(1)(ii)       [_]
Rule 12g-4(a)(2)(i)        [_]             Rule 12g-3(b)(2)(i)        [_]
Rule 12g-4(a)(2)(ii)       [_]             Rule 12g-3(b)(2)(ii)       [_]
                                           Rule 15d-6                 [_]

Pursuant to the requirements of the Securities Exchange Act of 1934 Cyberfast Systems, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.

Date: January 25,  2005

                         /s/ Roger Pawson
                         -------------------------------------------
                         Roger Pawson
                         Chief Executive Officer and Principal Financial Officer